UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant    ☑

Filed by a Party other than the Registrant    ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☑    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12
HELEN OF TROY LIMITED
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑    No fee required
☐    Fee paid previously with preliminary materials.
☐     Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT FOR THE ANNUAL GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON AUGUST 16, 2023

On June 23, 2023, Helen of Troy Limited (the "Company") filed its 2023 Proxy Statement (the "Proxy Statement") for the Company's upcoming Annual General Meeting of Shareholders to be held on August 16, 2023 (the "Annual Meeting"). In connection with the Annual Meeting, on July 13, 2023, the Company retained D.F. King & Co., Inc. ("DF King"), an independent proxy solicitation firm, to assist in soliciting proxies on behalf of the Company's Board of Directors. The Company has agreed to pay DF King a customary fee of $15,000 for its proxy solicitation services in connection with the Annual Meeting, plus out of pocket costs and expenses. In addition, the Company has agreed to indemnify DF King and certain related persons against certain liabilities relating to or arising out of DF King's engagement.

AS A REMINDER, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 4 AND "ONE YEAR" FOR PROPOSAL 3.

The information above is being furnished in addition and as a supplement to, and not in lieu of, the information disclosed in the Company's Proxy Statement. No changes to the other information already set forth in the Proxy Statement are being proposed with this supplement. In deciding how to vote on the proposals, the Company encourages you to consider and read the information disclosed in the Proxy Statement in addition to the supplemental information above.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. OUR PROXY STATEMENT, THE ANNUAL REPORT TO SHAREHOLDERS FOR FISCAL YEAR 2023, INCLUDING FINANCIAL STATEMENTS, AND ANY OTHER RELATED PROXY MATERIALS ARE AVAILABLE ON THE COMPANY’S HOSTED WEBSITE AT WWW.PROXYVOTE.COM. THE COMPANY’S INVESTOR RELATIONS SITE, WHICH CAN BE ACCESSED FROM THE COMPANY’S MAIN INTERNET WEBSITE LOCATED AT WWW.HELENOFTROY.COM, CONTAINS COMPANY PRESS RELEASES, EARNINGS RELEASES, FINANCIAL INFORMATION AND STOCK QUOTES, AS WELL AS CORPORATE GOVERNANCE INFORMATION AND LINKS TO ITS FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING, THE PROXY STATEMENT AND THE 2023 ANNUAL REPORT TO SHAREHOLDERS.